    As filed with the Securities and Exchange Commission on January 15, 1998


                                                      Registration No. 333-42609


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-3

                                 AMENDMENT NO. 1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------


                                HAYES CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

               Delaware                                     52-1987873
 (State or Other Jurisdiction of                         (I.R.S. Employer
 Incorporation or Organization)                        Identification Number)



                                                      James A. Jones
                                                 Chief Financial Officer
  5854 Peachtree Corners East                  5854 Peachtree Corners East
    Norcross, Georgia 30092                      Norcross, Georgia 30092
         (770) 840-9200                               (770) 840-9200



(Address, including Zip Code, and Telephone Number, Including    (Name, Address, Including Zip Code, and Telephone Number,
 Area Code, of Registrant's Principal Executive Office)                   Including Area Code, of Agent for Service)


                                    Copy to:
                             Stephen I. Budow, Esq.
                     Morrison Cohen Singer & Weinstein, LLP
                              750 Lexington Avenue
                            New York, New York 10022
                                 (212) 735-8600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.


         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE



                                                            Proposed Maximum                                Amount of
Title of Each Class of Securities     Amount to be      Aggregate Offering Price    Aggregate Offering    Registration
        to be Registered            Registered (1)(2)        per Share (3)               Price (3)           Fee (4)
---------------------------------   -----------------   -------------------------   ------------------    ---------------
Common Stock, $.01 par value           28,059,286                $3.469               $97,337,663.13       $28,714.61





(1) Represents the sum of (i) 106,972 shares of Common Stock (the number of shares of Common Stock that have been issued upon conversion of 450 shares of the Company's 6% Convertible Preferred Stock), plus (ii) two times the number of shares of Common Stock that would be issued if the remaining 44,549 shares of the Company's 6% Convertible Preferred Stock were converted into Common Stock on January 13, 1998.


(2) Pursuant to Rule 416, this Registration Statement also covers an indeterminable number of additional shares of Common Stock issuable as a result of any future anti-dilution adjustments in accordance with the rights of the 6% Convertible Preferred Stock.


(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, and constitutes the average bid and asked price of the Common Stock as reported on the Nasdaq National Market on January 12, 1998.



(4) It should be noted that $6,972.43 of this registration fee was paid upon the initial filing of this Registration Statement. Accordingly, a balance of $21,742.18 is being paid herewith.



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

PROSPECTUS



                                28,059,286 SHARES
                                HAYES CORPORATION

                                  COMMON STOCK
                           (Par Value $.01 Per Share)


         This Prospectus pertains to 28,059,286 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock), of Hayes Corporation, a Delaware corporation formerly known as Access Beyond, Inc. (the "Company"), that may be sold by the selling stockholders named herein (the "Selling Stockholders").



         On November 12, 1997, the Company executed a preferred stock investment agreement (the "Preferred Stock Investment Agreement") with certain investors, the Selling Stockholders herein, providing for the sale of an aggregate of up to 45,000 shares of its 6% cumulative convertible preferred stock (the "6% Convertible Stock"), at a purchase price of $1,000 per share, for an aggregate purchase price of up to $45.0 million. On November 12, 1997, 10,000 shares of the 6% Convertible Stock were issued for an aggregate purchase price of $10,000,000, and on December 30, 1997, 34,999 shares of the 6% Convertible Stock were issued for an aggregate purchase price of $34,999,000. The Registration Statement of which this Prospectus is a part was filed in connection with certain registration rights granted to the Selling Stockholders under the Preferred Stock Investment Agreement for the shares of Common Stock issuable upon conversion of such 44,999 shares of 6% Convertible Stock. On the date hereof, 106,972 shares of Common Stock have been issued upon conversion of 450 shares of the 6% Convertible Stock. Pursuant to the registration rights agreement with the Selling Stockholders, the Company has agreed to register two times the number of shares of Common Stock issuable upon conversion of shares of 6% Convertible Stock. The number of Shares offered by this Prospectus is equal to the sum of (i) such 106,972 shares of Common Stock, plus (ii) two times the number of shares of Common Stock that would be issued if the remaining 44,549 shares of 6% Convertible Stock were converted into Common Stock on January 13, 1998.


         The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Shares may be sold from time to time directly by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Alternatively, the Shares may be offered from time to time by the Selling Stockholders to or through brokers or dealers who may act solely as agent, or may acquire shares as principal. The distribution of the Shares may be effected in one or more transactions that take place on the Nasdaq National Market System ( "NASDAQ/NMS"), including block trades, ordinary broker's transactions, privately negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales. In connection with such sales, the Selling Stockholders and any participating brokers or dealers may be deemed "underwriters" as such term is defined in the Act.
See "PLAN OF DISTRIBUTION."

                 THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH
                  DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING
                                ON PAGE 5 HEREOF.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY SUCH STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The Common Stock of the Company is quoted on NASDAQ/NMS under the symbol "HAYZ." On January 12, 1998, the reported closing bid price of the Common Stock on NASDAQ/NMS was $3.375 per share.



                THE DATE OF THIS PROSPECTUS IS JANUARY 16, 1998.

         The Company will bear all expenses (other than underwriting discounts and selling commissions, state and local transfer taxes, and fees and expenses of counsel or other advisers to the Selling Stockholders) in connection with the registration of the Shares being offered by the Selling Stockholders.

         All dealers effecting transactions in the securities offered hereby may be required to deliver a copy of this Prospectus.

         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy the securities by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copies may be obtained at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information may also be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's web site can be accessed at http://www.sec.gov. Any such reports, proxy statements and other information filed or to be filed by the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. The Common Stock is traded on NASDAQ/NMS, and the Company's reports (and proxy and information statements when filed) may be inspected at the offices of The Nasdaq Stock Market, Inc., located at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a registration statement on Form S-3 and amendments thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus is a part. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. In each instance, for a more complete description of the matter involved, reference is made to such contract, agreement or other document filed as an exhibit to the Registration Statement, and the Registration Statement shall be deemed qualified in its entirety by such reference.

         The Company intends to furnish to holders of Common Stock for each fiscal year an annual report which contains consolidated financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed by, an independent public accounting firm, and such other reports as may be required by law.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         THIS PROSPECTUS MAY CONTAIN ESTIMATES, PROJECTIONS AND OTHER FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE SUBJECT TO CERTAIN RISKS, TRENDS AND OTHER UNCERTAINTIES, INCLUDING THOSE DISCUSSED IN THIS PROSPECTUS THAT COULD CAUSE ACTUAL RESULTS TO VARY FROM THOSE PROJECTED. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ONLY ON CURRENT JUDGMENTS AND CURRENT KNOWLEDGE.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The documents listed below are incorporated by reference in this Registration Statement, and all documents concurrently and subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such document.


         (1) The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997, excluding the financial statements;


         (2) Amendment No. 1 to the Company's Annual Report on Form 10-K/A for the fiscal year ended July 31, 1997;

         (3) The Company's Current Report on Form 8-K, as filed with the Commission on November 17, 1997;

         (4) The Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1997, as filed with the Commission on December 15, 1997.

         (5) The Company's Registration Statement on Form S-4 (Registration Statement No. 333-37993), declared effective by the Commission on December 12, 1997; and


         (6) The Company's Current Report on Form 8-K, as filed with the Commission on January 9, 1998;



         (7) The description of the Company's Common Stock contained in the Company's Registration on Form 8- A, declared effective by the Commission on November 18, 1996.


         For purposes of this Registration Statement, any statement contained in a document incorporated by or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.


         The Company shall furnish without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests for such documents should be directed to James A. Jones, Chief Financial Officer, Hayes Corporation, P.O. Box 105203, Atlanta, Georgia 30348, and the phone number at that address is (770) 840-9200.

                                  SPECIAL NOTE


         The Company has included the following special note to inform potential investors of a recently consummated transaction which is material to the operations of the Company.



         On December 30, 1997 (the "Effective Time"), the Company, then known as Access Beyond, Inc., effected a merger pursuant to which H&A Merger Sub, Inc., a Georgia corporation ("Subsidiary") and a wholly-owned subsidiary of the Company, merged (the "Merger") with and into Hayes Microcomputer Products, Inc., a Georgia corporation (with its subsidiaries, "HMP"). As a result of the Merger, HMP became a wholly-owned subsidiary of the Company, and the shareholders of HMP own approximately 79% of the outstanding equity securities of the Company, other than options and the Company's 6% Convertible Stock and any shares of Common Stock issued or issuable upon conversion thereof (such 6% Convertible Stock, together with such shares of Common Stock, the "6% Securities"). At the Effective Time, (a) the Company became obligated to issue (i) 23,106,433 shares of the Company's Common Stock for 4,991,750 shares of Hayes Common Stock, (ii) 22,681,729 shares of the Company's Common Stock for 4,900,000 shares of Hayes Series A Preferred Stock, and (iii) 1,217,930 shares of the Company's Series A Preferred Stock for 263,113 shares of HMP Series B Preferred Stock; (b) the Company amended its certificate of incorporation to (i) change its name to Hayes Corporation, (ii) increase the number of authorized shares of capital stock and
(iii) create the Series A Preferred Stock; (c) the Board of Directors of the Company was increased to seven members, five of whom were designated by the HMP shareholders; and (d) the obligations of HMP under the HMP option plan were assumed by the Company.



         The Company has not yet issued the securities which it is obligated to issue as a result of the Merger due to the fact that the certificates for the securities of HMP have not been surrendered for exchange. If all such securities were issued on January 13, 1998, the Company would have had 58,390,425 shares of Common Stock, 44,549 shares of 6% Convertible Stock and 1,217,930 shares of the Company's Series A Preferred Stock issued and outstanding.

                                  RISK FACTORS

         Investors should be aware that ownership of the Common Stock of the Company involves certain risks, including those described below, which could adversely affect the value of their holdings of Common Stock. The Company does not make, nor has it authorized any other person to make, any representation about the future market value of the Company's Common Stock. Unless otherwise indicated, all references to the operations of the Company in this Prospectus shall include the operations of the Remote Access Business (the developing and marketing of products which enable local, remote or mobile users to access network resources) of Penril DataComm Networks, Inc. ("Penril") prior to November 18, 1996. Portions of this Prospectus contain certain "forward looking" statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward looking statements. Factors that might cause such a difference include, but are not limited to, market acceptance of the Company's products and services, other factors discussed in the Registration Statement as well as factors discussed in other filings made with the Securities and Exchange Commission. Although the Company believes that the assumptions underlying the forward looking statements contained herein are reasonable, any of the assumptions could prove inaccurate, and therefore, there can be no assurance that the forward looking statements included herein will prove to be accurate. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Shares offered hereby.

ABSENCE OF PROFITABLE OPERATIONS; LIQUIDITY


         The Company prior to the Merger ("ACCB"), and the Remote Access Business as conducted by Penril, have not been profitable for the past three fiscal years. Penril posted a net loss from continuing operations of $4.6 million for fiscal 1995, and $20.7 million for fiscal 1996 and ACCB posted a net loss of $13.9 million for fiscal 1997. Such losses have been due, in part, to decreased revenues caused by a declining market for certain Penril products that began in fiscal 1995, non-recurring restructuring costs in connection with operations that were discontinued due to decline in market demand, costs related to the Penril/Bay Merger, which occurred during fiscal 1996, costs associated with development of the Remote Access Business and the spinning off of ACCB from Penril during the year ended July 31, 1997. In addition, during fiscal 1997, ACCB's revenues including, in particular, its revenues from the "Access Beyond" product family, have been insufficient for the Company to be profitable.



         HMP has not been profitable for the past three fiscal years. On November 15, 1994, HMP filed a petition for relief under Chapter 11 of the United States Bankruptcy Code due to its inability to pay its debts on a current basis. Although HMP consummated a court approved Reorganization Plan on April 16, 1996 and closed the bankruptcy on October 9, 1997, it has accumulated losses of approximately $32.7 million since April 16, 1996.



         ACCB and HMP have financed their loss from operations in the past three years (or shorter period with respect to ACCB) primarily through private sales of equity securities, borrowings under credit facilities and sale of assets, including assets from discontinued operations. On a pro forma combined basis ACCB and HMP had a working capital deficit of approximately $14.1 million at September 30, 1997. There can be no assurance that the Company will achieve profitability, or that the Company will be able to increase sales of its products to an amount which will generate adequate cash for operational and capital needs.



         Due to HMP having not met certain covenants under its credit facility with CIT requiring minimum levels of net worth and net income at December 31, 1996, CIT revised the interest rate under the facility from prime plus 1.625% to prime plus 2.125%.

LIMITED TRADING HISTORY OF THE COMMON STOCK

         The Common Stock has a limited history as a publicly traded security. The price for the Common Stock is determined in the market place and may be influenced by many factors, including the operating performance of the Company, the depth and liquidity of the market for the Common Stock, investor perception of the Company and general economic and market conditions. There can be no assurance that an orderly market for the Common Stock will be sustained, and the prices at which the Common Stock is traded may fluctuate significantly.

LIMITED OPERATING HISTORY


         ACCB began operations on November 18, 1996 for the purpose of receiving certain lines of business which were to be spun off from Penril. ACCB, as a separate entity, has a limited operating history. The Remote Access Business, as conducted by Penril prior to the distribution of the Common Stock to Penril shareholders in November 1996, had an operating history consisting of the development and sale of local area network ("LAN") and host access products (the "LAN and Host Access Products") and the development of a new product family called "Access Beyond." See "-- Relationship with Penril."


DEPENDENCE ON KEY MANAGEMENT


         If the Company is to be successful, its success will be due in large part to the performance of Messrs. Dennis Hayes, Ronald Howard and P.K. Chan, and, to a lesser extent, other key management personnel. Although the Company has employment agreements with Messrs. Hayes, Howard and Chan which provide for their continued employment, no assurance can be given that the Company will be able to retain their services or the services of any other key management personnel. The loss of the services of one or more of the Company's senior management could have a material adverse effect upon the Company's business, operating results and financial condition.


RISKS RELATING TO THE INTEGRATION OF THE BUSINESSES


         There can be no assurance that the economies which ACCB and HMP expect to realize as a result of the combination of their businesses in the Merger will be achieved, or that the personnel from the two companies will be successfully integrated.



         In order for such integration to be successful, the general and administrative operations, research and development operations and sales and marketing operations of HMP and ACCB must be combined. There can be no assurance that HMP and ACCB will be successful in integrating such operations. There is no assurance that the Company will not encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations without disruption to overall operations. In addition, the combination may adversely affect the Company's operating results because of many factors, including the diversion of management time and resources and required operating adjustments. There can be no assurance that the Company will successfully integrate or achieve the anticipated benefits of its expanded operations.


TECHNOLOGICAL CHANGES

         The market for networking and modem products is subject to rapid technological change, evolving industry standards and frequent new product introductions and, therefore, requires a high level of expenditures for research and development. The Company may be required to incur significant expenditures to develop new integrated product offerings. There can be no assurance that customer demand for products integrating network connectivity and remote access technologies will grow at the rate expected by the Company, that the Company will be successful in developing, manufacturing and marketing new products or product enhancements that respond to these customer demands or to evolving industry standards and technological change, that the Company will not experience difficulties that could delay or prevent the successful development, introduction, manufacture and marketing of these products (especially in light of the increasing design and manufacturing complexities associated with the integration of technologies), or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. The Company's business, operating results and financial condition may be materially and adversely affected if the Company encounters delays in developing or introducing new products or product enhancements or if such product enhancements do not gain market acceptance. In order to maintain a competitive position, the Company must also continue to enhance its existing products and there is no assurance that it will be able to do so. The Company will be required to continue to make significant investment in research and development to refine HMP's products and its products and to continue to develop additional products. A major portion of future revenues is expected to come from new products and services. The Company cannot determine the ultimate effect that new products will have on its revenues or earnings. The rapid technological change and short life span of networking and modem products subject the Company to the risk of inventory obsolescence, customer product returns and unfavorable manufacturing costs as a result of disruption to manufacturing schedules.



         In 1997, the modem industry introduced modems that provide a throughput capacity of 56kbs compared to the industry standard of 33.6kbs. The industry has not established a standard for 56kbs modems and there are two competing 56kbs technologies. HMP introduced 56kbs products in early 1997 and sells products using either K56 Flex or X2 technologies. Demand for 56kbs products has been slow to develop and a substantial portion of HMP's revenues continue to be for 33.6kbs products. HMP's modem revenues could be adversely impacted by obsolescence charges, channel inventory returns and unfavorable manufacturing variances if there was a sudden change in demand for 56kbs vs 33.6kbs products.


POSSIBLE LOSS OF TECHNOLOGY


         ACCB acquired technology and intellectual property rights relating to certain open remote dial access cards used in its Hawk products principally in consideration of the issuance of 503,704 shares of Common Stock. Although the Company has registered the resale of such shares under the Securities Act, if it fails to use its best efforts to maintain the effectiveness of such registration statement then such technology and rights could be lost which loss could have a material adverse effect on the Company.


COMPETITION

         The networking industry is highly competitive and competition is expected to intensify. There are numerous companies competing in various segments of the network management and remote access markets. Competitors include Ascend Communications, Shiva Corporation, Cisco Systems, Inc., 3 Com Corporation ("3Com"), Microcom, Inc. ("Microcom") and Bay Networks, Inc., among others. Many of the Company's competitors have greater name recognition, more extensive engineering, manufacturing and marketing capabilities and greater financial, technological and personnel resources than those available to the Company. In addition, certain companies in the networking industry have expanded their product lines or technologies in recent years as a result of acquisitions. There can be no assurance that the Company will be able to compete successfully in the future with existing or new competitors.


         HMP's business products compete with the business products of 3Com, AT&T Corp., Multi Tech Corp., Motorola, Inc. and others. 3Com is one of HMP's most significant competitors in the retail modem market. Other competitors of HMP in the retail modem market include Golden Video Corporation ("GVC"), Boca Research, Inc. ("Boca"), Zoom Telephonics, Inc. ("Zoom"), Diamond Multimedia Systems, Inc. ("Diamond") and others.



         There are many other companies engaged in the research, development and commercialization of products similar to the HMP modem, network and broadband products. Some of the Company's competitors and potential competitors possess significantly greater capital, marketing, technical and other competitive resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, to devote greater resources to the promotion and sale of their products, or to devote greater resources to the development of new products than can the Company.

         The Company's products are subject to significant price competition, and management expects that it will face increasing pricing pressures from competitors. Accordingly, there can be no assurance that the Company will be able to provide products that compare favorably with the products of the Company's competitors or that competitive pressures will not require the Company to reduce its prices. Any material reduction in the price of the Company's products would negatively affect net margins as a percentage of net revenues and would require the Company to increase sales to maintain or increase net income.


IMPORTANT CONSIDERATIONS RELATED TO FORWARD-LOOKING STATEMENTS

         This Prospectus contains or incorporates by reference certain forward looking statements within the meaning of Section 27A of the Securities Act, and
Section 21E of the Securities Exchange Act of 1934, as amended (the"Exchange Act"), which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward looking statements involve risks and uncertainty including, without limitation, the ability of the Company to implement its strategy and identify new market and product opportunities, product development costs, future return rates of the Company's products, the dependence of the Company on certain customers and manufacturers, as well as general market conditions, competition and pricing. Although the Company believes that the assumptions underlying the forward looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

OPTION PLANS - SHARES ELIGIBLE FOR FUTURE SALE AND DILUTION


         In March 1997, the stockholders of ACCB, at a special meeting, approved and ratified two stock option plans of the Company - the Amended and Restated 1996 Incentive Stock Option Plan (the "Incentive Plan") and the Amended and Restated 1996 Non-employee Directors' Stock Option Plan (the "Directors' Plan"). The Company is authorized to issue options to purchase up to an aggregate of 2,000,000 shares of Common Stock under the Incentive Plan and options to purchase an aggregate of 250,000 shares of Common Stock under the Directors' Plan. As of January 13, 1997, the Company had outstanding options to purchase an aggregate of 965,900 shares under the Incentive Plan and options to purchase an aggregate of 220,000 shares under the Directors' Plan. Of such outstanding options granted under the Directors' Plan, 120,000 are fully vested and will terminate on the later of 90 days after the Effective Time or seven months following the date of grant of each option. Options granted under the Incentive Plan will not become fully vested as a result of the Merger unless, as to each such option holder, his employment is terminated without good cause within nine months following the Effective Time. Holders of Common Stock could experience dilution in possible future earnings per share in the event that a large number of options are exercised. Furthermore, in October 1997, the Company registered the resale of the shares of Common Stock issuable upon the exercise of options granted under the Incentive Plan and the Directors' Plan, which registration allows such shares to be freely tradeable in the public market immediately following exercise of such options, subject to certain volume limitations for options exercised by directors and executive officers of the Company.



         In addition, at the Effective Time, each outstanding option to purchase HMP Common Stock (the "HMP Options") granted under the Hayes Stock Option Plan, adopted on June 4, 1996, as amended effective October 22, 1996 (the "HMP Option Plan"), and each warrant to purchase HMP capital stock (collectively the "HMP Warrants") were assumed by the Company in accordance with the terms of such option or warrant, and converted into rights to purchase shares of the Company's Securities. HMP Options and HMP Warrants for 5,971,312 shares and 1,851,569 shares of Common Stock, respectively, have been assumed by the Company. Currently, HMP Options to purchase 1,363,912 shares of Company Common Stock and HMP Warrants to purchase 1,851,569 shares of Company Common Stock are exercisable. Holders of Common Stock could experience dilution in possible future earnings per share in the event that a large number of HMP Options or HMP Warrants of options are exercised. The Company expects to register the resale of the shares of Common Stock issuable upon the exercise of the HMP Options and the HMP Warrants, which registration would allow such shares to be freely tradeable in the public market immediately following exercise of such

HMP Options and HMP Warrants, subject to certain volume and other limitations for HMP Options and HMP Warrants, by directors and executive officers of the Company.


OTHER ISSUANCES - SHARES ELIGIBLE FOR FUTURE SALE AND DILUTION

         The Company may use shares of its Common Stock to acquire assets, technology, license rights and/or other companies to develop and expand its product lines. Future issuances of Common Stock in connection with such acquisitions could, individually or in the aggregate, adversely affect the market price of the Common Stock.

         Pursuant to the Preferred Stock Investment Agreement, the Company's 6% Convertible Stock is convertible into shares of Common Stock at a conversion price equal to the lesser of $8 per share or 85% of the average closing bid price of Common Stock on the NASDAQ/NMS (or other market) for the five consecutive trading days prior to the date of the notice of conversion, subject to adjustment in certain circumstances. Accordingly, conversion of the 6% Convertible Stock will be below the market price of the Common Stock, will be dilutive and could individually or in the aggregate, adversely affect the market price of the Common Stock.

REGISTRATION AND LISTING OBLIGATIONS

         The Registration Rights Agreement entered into in connection with the Preferred Stock Investment Agreement requires the Company to promptly register and cause to be listed the common shares underlying the 6% Convertible Stock and underlying any warrants which are issued and to maintain such registration statement and listing. If (i) the Company fails to effect such registration and listing within the applicable time periods or (ii) an investor's ability to sell registered shares is suspended for various reasons, including failure of the Company to maintain the effectiveness of such registration statement or listing for more than a specified number of days or (iii) the Company fails to comply with a conversion notice and such event continues for more than a specified number of days, then the Company is required to make payments to the investors in an amount equal to 2% per month of the liquidation preference for each month (or portion thereof) during which such failure continues and, under certain circumstances, the Company may be required to (i) purchase the 6% Convertible Stock for an amount equal to the liquidation preference divided by 85%, and issue warrants and (ii) purchase shares of Common Stock issued upon conversion of the 6% Convertible Stock and upon exercise of warrants for a purchase price equal to the closing bid price as of the time of the issuance of such underlying shares.

PRODUCT PROTECTION AND INTELLECTUAL PROPERTY


         The Company, like many other companies in the network access and modem industry, anticipates that it will rely upon rights granted through licenses from third parties for a substantial amount of proprietary information used to develop its products; however, some companies may decide not to grant such licenses and may seek to protect their proprietary rights in such technological information. Accordingly, there can be no assurance that the Company will be able to continue obtaining additional rights to utilize proprietary technological information necessary to develop its products. Because of the existence of a large number of patents in the networking field and the rapid rate of issuance of new patents, it is not economically practical to determine in advance whether a product or any of its components infringe patent rights of others. In the event of any infringement, the Company believes that, based upon industry practice, necessary licenses or rights under such patents may be obtained on terms that should not have a material adverse effect on the Company's consolidated financial position or results of operations. However, there can be no assurance in this regard.



         HMP relies on a combination of patent, trade secret, copyright and trademark laws, nondisclosure and other contractual provisions and technical measures to protect its proprietary and intellectual property rights in its products. HMP receives from time to time, and may receive in the future, communications from third parties asserting intellectual property rights relating to its products and technologies. There can be no assurance that these protections will be adequate to protect HMP's proprietary rights or that the Company's competitors will not independently develop products that are substantially equivalent or superior to the Company's products. There can be no assurance that third parties will not assert infringement claims against the Company. The loss of proprietary technology or a successful claim against the Company could have a material adverse effect on the Company's financial condition or results of operations.



         To the extent that the Company increases sales in international markets, its exposure in countries with less protection of intellectual property laws is increased.


CERTAIN ANTITAKEOVER EFFECTS

         The Company's Certificate of Incorporation includes certain provisions that are intended to prevent or delay the acquisition of the Company by means of a tender offer, proxy contest or otherwise. Specifically, the Certificate of Incorporation provides for a classified board of directors, classified into three classes with terms of three years each. In addition, the Certificate of Incorporation authorizes the Company Board to issue preferred stock without further stockholder approval, which could have dividend, redemption, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. Finally, the Company is subject to Section 203 of the Delaware General Corporation Law (the "DGCL") which limits transactions between a publicly held company and "interested stockholders" (generally those stockholders who, together with their affiliates and associates, own 15% or more of a company's outstanding capital stock). Any one of, or a combination of, the above anti-takeover provisions could discourage a third party from attempting to acquire control of the Company. The Incentive Plan and the Directors' Plan provide for acceleration of stock options upon a change in control of the Company, which may have the effect of making an acquisition of control of the Company more expensive. These plans may also inhibit a change in control of the Company. In addition, certain Company officers have severance compensation agreements with the Company that provide for substantial cash payments and acceleration of other benefits in the event of specified corporate changes related to the Company, including a change in control of the Company.

DIVIDENDS

         The Company does not anticipate paying dividends on its Common Stock in the foreseeable future. The holders of 6% Convertible Stock are entitled to receive cumulative dividends at the rate of six percent per annum on the liquidation preference, payable annually on December 31 of each year, in cash, Common Stock or by adding the amount thereof to the liquidation preference. Holders of Series A Preferred Stock will be entitled to receive, as and when declared by the Company Board, cumulative compounding dividends at the rate of 10% per annum of the original issue price per share of the Series A Preferred Stock. No dividends may be paid on the Common Stock unless all accrued and unpaid dividends on the Series A Preferred Stock and the 6% Convertible Stock are paid.


         Pursuant to a loan and security agreement dated October 2, 1997, the Company may not declare or pay any dividends, except dividends payable solely in shares of capital stock, or make any other payments on its capital stock, without the consent of the lender. HMP is subject to similar restrictions under its credit facilities.


RELATIONSHIP WITH PENRIL


         ACCB has a limited operating history as an independent public company. The operations of ACCB historically have relied on Penril for certain necessary administrative services. As of November 18, 1996, Penril and ACCB entered into several agreements for purposes of governing certain of the ongoing relationships between the two companies following the Penril/Bay Merger, including indemnification obligations. Pursuant to the Indemnification Agreement entered into between Penril and ACCB (the "Indemnification Agreement") in connection with Penril's transfer (the "Transfer") to ACCB of substantially all of its assets and liabilities, other than those assets and liabilities related to Penril's modem business (the "Modem Business"), ACCB agreed to indemnify Penril against all expenses and liabilities resulting from (i) the operation of ACCB from and after the Penril/Bay Merger, (ii) Penril's operations prior to the Transfer other than those based upon, arising out of or in connection with (a) the Modem Business, (b) the Penril/Bay Merger and transactions relating to the Penril/Bay Merger or (c) the tax consequences of the Distribution, (iii) the termination of employment of employees (other than those employees identified as remaining with Penril after the Transfer) by Penril or (iv) information furnished by Penril or ACCB relating to ACCB contained in the registration statement filed by Bay in connection with the Penril/Bay Merger Proxy Statement/Prospectus. Although the Company is not aware of any pending or threatened material liability for which the Company may become obligated to make payments in connection with ACCB's obligation to indemnify Penril, there can be no assurance that such indemnification obligations could not arise or that such indemnification obligations would not be material to the Company. These agreements were negotiated while ACCB was owned by Penril and, consequently, are not the result of arm's-length negotiations between independent parties. Nevertheless, the Company believes that the agreements are fair to the parties and contain terms which are generally comparable to those which would result from arm's-length negotiations, although there can be no assurance thereof.


INTERNATIONAL SALES


         In fiscal 1996, international sales of HMP's products accounted for approximately 25% of net sales. These sales were primarily to customers in Europe and the Asia Pacific region. The Company anticipates that international sales will continue to account for a significant portion of the Company's net sales in the foreseeable future. As a result, the Company's operating results will be subject to risks inherent in international sales, including tariffs or other barriers, difficulties in staffing and managing international operations, fluctuations in foreign currency exchange rates, compliance with international regulations, approval and market requirements, and volatility of international economic conditions. One or more of these factors may have a material adverse effect on the Company's future international sales and, consequently, on the Company's operating results.



         HMP sells its products outside the United States and procures modem products from offshore vendors primarily in U.S. dollars and to a lesser extent, British Sterling and Hong Kong dollars. Although HMP has not experienced material gains or losses from foreign currency fluctuations, if its international business increases it could be subject to increased risk due to such fluctuations. HMP anticipates it will adopt hedging strategies if the risks associates with foreign currency fluctuations materially increase.



         A significant amount of HMP's revenue is derived from its Asia region business, particularly from China. Therefore, HMP is subject to the risk of political and economic instability experienced in this region. HMP has begun to expand its business in Latin America. Should HMP's Latin America business become material, HMP would be subject to the political and economic difficulties recently experienced in this region.


PRODUCT RETURNS, PRICE PROTECTION AND WARRANTY CLAIMS


         Like other manufacturers of computer products, the Company is exposed to the risk of product returns from wholesale distributors, resellers and retailers, either through contractual stock rotation privileges or as a result of the Company's interest in assisting customers in balancing inventories. Although the Company attempts to monitor and manage the volume of sales to wholesale distributors and retailers, large shipments in anticipation of sales by wholesale distributors and retailers could lead to substantial overstocking by their wholesale distributors and lead to higher than normal returns. Moreover, the risk of product returns may increase if demand for the Company's products declines. When the Company reduces its prices, the Company credits its respective wholesale distributors and retailers for the difference between the purchase price of products remaining in their inventory and the reduced price for such products on terms negotiated with the Company, which could have a material adverse effect on the operating results of the Company.



         HMP's standard two-year warranty permits customers to return any product for repair or replacement if the product does not perform as warranted. In the U.S. and Canada only, HMP also offers its customers the option of an additional three-year warranty upon completion of a registration card within 90 days of purchase. Some of the Practical Peripheral modems previously sold have a lifetime warranty. HMP to date has not encountered material warranty claims or liabilities. The Company has established reserves for product returns, price protection and warranty claims which management believes are adequate. There can be no assurance that product returns, price protection and warranty claims will not have a material adverse effect on future operating results of the Company.

DEPENDENCE ON SUPPLIERS


         Material and components for the Company's products are purchased from outside suppliers. While most components are available from several suppliers, a few are provided from sole-source vendors. The Company believes that in most cases alternative sources of supply could be obtained within a reasonable time period; however, an interruption in the supply of such components could have a temporary adverse effect on the Company's operations. The major components of HMP's products include silicon chips, printed circuit boards, microprocessors, chipsets and other integrated circuits. Most of the components used in HMP's modem products are available from multiple sources. However, certain components used in HMP's products are custom manufactured and currently obtained from single sources. In addition, although readily interchangeable items are available from several suppliers, many of the components that are incorporated in HMP's products, such as integrated circuits and discrete components, are in limited supply and are allocated throughout the industry. Like others in the computer industry, HMP has, from time to time, experienced difficulty in obtaining certain components. While HMP has entered into supply arrangements with certain suppliers, including Lucent Technologies, Inc. and Rockwell International Corporation ("Rockwell") regarding a supply of chips and chipsets, there can be no assurance that these suppliers will continue to meet the Company's requirements. There can be no assurance that severe shortages of components will not occur in the future which could increase the cost or delay the shipment of products and have a material adverse effect on the Company's operating results.


SALES CHANNEL RISKS


         ACCB's distribution channel is composed of value-added resellers, original equipment manufacturers and distributors in more than 40 countries. Sales to end-user customers account for less than 10% of ACCB's revenues. Many of ACCB's value-added resellers and other distributors carry products which are complimentary to those of ACCB, and may choose to give higher priority to products of other suppliers or competitors of ACCB.



         HMP sells its products primarily through national, regional and international wholesale distributors, national corporate resellers, computer superstores and mail order. Sales to wholesale distributors accounted for a significant share of HMP net sales in fiscal 1996. The personal computer distribution industry has been characterized by rapid change, including consolidations and financial difficulties of wholesale distributors and the emergence of alternative distribution channels. HMP is dependent upon the continued viability and financial stability of its wholesale distributors. The loss or ineffectiveness of any of HMP's largest wholesale distributors or a number of its smaller wholesale distributors could have a material adverse effect on the Company's operating results. In addition, an increasing number of vendors are competing for access to wholesale distributors which could adversely affect the Company's ability to maintain HMP's existing relationships with its wholesale distributors or could negatively impact sales to such distributors.



         HMP is dependent on the continued viability and financial stability of its national resellers. The loss or ineffectiveness of any of HMP's largest national resellers or a number of its smaller national resellers could have a material adverse effect on the Company's operating results.



         Due to increased competition for limited shelf space, retailers are increasingly in a better position to negotiate favorable terms of sale, including price discounts and product return policies. There can be no assurance that HMP will be able to sustain or increase its sales to retailers, which could have a material adverse effect on the Company's operating results.



         The OEM modem market has grown to approximately 50% of the overall modem market. HMP has not participated substantially in the OEM modem market for the last two years and HMP can give no assurance that it will be able to successfully penetrate this market.


IMPLEMENTATION OF NEW INFORMATION SYSTEM


         HMP is currently involved in the replacement of its information systems with software from Oracle Corporation. The implementation of a new information system could cause disruption to work efficiency. There can be no assurance that the project will be completed within the budgeted time schedule or costs. To the extent that the project is not completed timely or within the budgeted costs, the Company's business and financial condition could be adversely affected.

ELECTION OF DIRECTORS AND OTHER STOCKHOLDER MATTERS


         As a result of the Shareholder's Agreement among each of the HMP Shareholders and Mr. Howard, certain shareholders, who own substantially more than 50% of the Common Stock, without regard to the conversion of the 6% Convertible Stock, will control the election of a majority of the directors. These shareholders consist of Mr. Howard, ACMA, Dennis C. Hayes and Chestnut Capital Limited Partnership, a limited partnership controlled by Dennis C. Hayes. Such agreement will remain effective for so long as certain shareholders own at least ten (10%) percent of the outstanding shares of the Company. Such persons will also be able to control the taking of action which requires approval by stockholders, since they will own more than a majority of the outstanding shares of the Company.



                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares.

                              SELLING STOCKHOLDERS

         The following table sets forth (i) the name of each Selling Stockholder, (ii) the nature of any position, office or other material relationship which each Selling Stockholder has had with the Company or any of its affiliates within the last three years, (iii) the number of shares of Common Stock owned by each Selling Stockholder prior to the offering, (iv) the number of shares of Common Stock offered for each Selling Stockholder's account and (v) the percentage owned by each Selling Stockholder after completion of the offering.



                                               NUMBER OF SHARES           NUMBER OF SHARES            NUMBER OF          PERCENTAGE
                                                OWNED PRIOR TO         OFFERED FOR ACCOUNT OF        SHARES OWNED        OWNED AFTER
SELLING STOCKHOLDER (1)                          OFFERING (2)         SELLING STOCKHOLDER (3)       AFTER OFFERING      OFFERING (4)
-----------------------                         --------------       -------------------------      --------------     -------------
Elliott Associates, L.P.                          2,589,408 (5)               4,653,496 (6)             246,500                *
Westgate International, L.P.                      2,589,408 (5)               4,653,496 (6)             246,500                *
Raphael, L.P.                                       282,353                     564,706                    0                   0
GAM Arbitrage Investments, Inc.                     141,176                     282,353                    0                   0
AG Super Fund International Partners, L.P.          141,176                     282,353                    0                   0
Leonardo, L.P.                                    2,148,706                   4,297,412                    0                   0
Ramius Fund, Ltd.                                   423,529                     847,059                    0                   0
Shepherd Investments International, Ltd.          1,561,558 (7)               3,101,950 (7)                0                   0
Stark International                               1,561,558 (7)               3,101,950 (7)                0                   0
Westover Investments L.P.                         1,474,510                   2,949,020                    0                   0
Montrose Investments Ltd.                         1,662,745                   3,325,490                    0                   0
                                                                              ---------
                                                                             28,059,285
                                                                             ==========



*      Less than one percent.


(1) None of the Selling Stockholders has had any material relationship with the Company or any of its predecessors or affiliates within the past three years.


(2) Assumes conversion of all of such Selling Stockholder's shares of 6% Convertible Stock on January 13, 1998, at a conversion price of $3.4956, which represents 85% of the average closing bid price of the Common Stock on NASDAQ/NMS for the five (5) consecutive trading days prior to, but excluding, January 13, 1998.



(3) Assumes, as to each Selling Stockholder, that it owns twice the number of shares of Common Stock that would be obtained if all shares of 6% Convertible Stock owned by it were converted on January 13, 1998.



(4) Based on 83,879,039 shares of Common Stock outstanding after the offering, which includes twice the number of shares of Common Stock that would be obtained if all shares of 6% Convertible Stock owned by the Selling Stockholders were converted on January 13, 1998 and the shares of Common Stock that the Company is obligated to issue to the HMP shareholders.


(5) Also includes (i) 32,320 shares of Common Stock issued upon conversion of 135 shares of 6% Convertible Stock, and (ii) 246,500 shares of Common Stock purchased in the public market.

(6) Also includes 32,320 shares of Common Stock issued upon conversion of 135 shares of 6% Convertible Stock. Does not include 246,500 shares of Common Stock purchased in the public market.

(7) Also includes 21,166 shares of Common Stock issued upon conversion of 90 shares of 6% Convertible Stock.

                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Stockholders or their pledgees or donees. See "Selling Stockholders." Such sales may be made on the NASDAQ/NMS or in negotiated transactions, at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The methods by which the Shares may be sold may include, but not be limited to, the following: (a) block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) privately negotiated transactions; (e) short sales; (f) short sales against the box; (g) puts and calls; and (h) a combination of any such methods. In effecting sales, brokers or dealers engaged by the Selling Stockholders may receive commissions or discounts from the Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. From time to time, Selling Stockholders may pledge their shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a Selling Stockholder, the broker may offer and sell the pledged shares of Common Stock from time to time.

         The Company has agreed to maintain the effectiveness of the registration of the Shares offered hereby until the earlier of the date upon which all of the Shares offered hereby have been sold without restriction on resale, or the date on which the Shares offered hereby, in the opinion of counsel, may be immediately sold by the Selling Stockholders without registration or restriction on resale. Any Shares which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus. There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby.

         The Company is bearing all of the costs relating to the registration of the Shares. Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Shares will be borne by the Selling Stockholders. The Company will not receive any of the proceeds from this offering.

         Pursuant to the registration rights granted to the Selling Stockholders in connection with the sale of the Shares by the Company, the Company has agreed to indemnify the Selling Stockholders, any person who controls a Selling Stockholder, and any underwriters for the Selling Stockholders, against certain liabilities and expenses arising out of or based upon the information set forth in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act. The Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

         Because the Selling Stockholders may be deemed to be underwriters, the Selling Stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the Shares, such Selling Stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M prohibits, with certain exceptions, any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby has been passed upon by Morrison Cohen Singer & Weinstein, LLP, outside legal counsel to the Company.


                                     EXPERTS


         The consolidated financial statements of Access Beyond, Inc. incorporated in this Prospectus by reference from Access Beyond, Inc's Amendment No. 3 to the Registration Statement on Form S-4 (Registration Statement No. 333-37993) for the year ended July 31, 1997 and 1996 and for each of the three years in the period ended July 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



         The consolidated financial statements of HMP and its subsidiaries as of December 31, 1995 and 1996 and for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995 and the year ended December 31, 1996 incorporated in this Prospectus by reference have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. For accounting purposes, the Merger has been treated as the acquisition of ACCB by HMP with HMP as the acquiror. The historical financial statements of the Company prior to December 30, 1997 will be those of HMP.



                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the Delaware General Corporation Law, a corporation may indemnify any director, officer, employee or agent against expense (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor -- a "derivative action") if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

         The Company's Certificate of Incorporation provides, among other things, that the Company shall indemnify any person who is or was a director or officer of the Company who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he (i) is or was a director or officer of the Company, or (ii) is or was serving at the request of the Company as director, officer, employee, agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION....................................................2

INCORPORATION OF DOCUMENTS BY REFERENCE..................................3

SPECIAL NOTE.............................................................4

RISK FACTORS.............................................................5

USE OF PROCEEDS.........................................................13

SELLING STOCKHOLDERS....................................................14

PLAN OF DISTRIBUTION................................................... 15

LEGAL MATTERS...........................................................16

EXPERTS.................................................................16

INDEMNIFICATION OF DIRECTORS AND OFFICERS...............................16






                                HAYES CORPORATION






                        28,059,286 SHARES OF COMMON STOCK





                                   PROSPECTUS







                               JANUARY 16, 1998

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


S.E.C. Registration Fee...................................      $28,714.61
NASDAQ/NMS Listing Fee....................................      $17,500.00
Legal Fees and Expenses...................................      $20,000.00
Accountants' Fees and Expenses............................      $15,000.00
Printing and Engraving Fees...............................      $ 3,000.00
Miscellaneous.............................................      $ 5,785.39
                                                                  --------
         Total............................................      $90,000.00
                                                                 =========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under the Delaware General Corporation Law, a corporation may indemnify any director, officer, employee or agent against expense (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor -- a "derivative action") if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

         The Company's Certificate of Incorporation provides, among other things, that the Company shall indemnify any person who is or was a director or officer of the Company who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he (i) is or was a director or officer of the Company, or (ii) is or was serving at the request of the Company as director, officer, employee, agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.


ITEM 16.  EXHIBITS.

Exhibit No.       Description

  4.1 Preferred Stock Investment Agreement dated as of November 12, 1997 between the Company and the Selling Stockholders (filed as Exhibit 4.1 to the Company's Form 8-K, as filed with the Commission on November 17, 1997, including the Certificate of Designations and Form of Warrant, which are attached as exhibits).

Exhibit No.       Description

4.2 Registration Rights Agreement dated as of November 12, 1997 between the Company and the Selling Stockholders (filed as Exhibit 4.2 to the Company's Form 8-K, as filed with the Commission on November 17, 1997).

5.1 Opinion of Morrison Cohen Singer & Weinstein, LLP regarding legality.

23.1 Consent of Morrison Cohen Singer & Weinstein, LLP (contained in Exhibit 5.1 hereto).

23.2 Consent of Deloitte & Touche, LLP independent public accountants.

23.3              Consent of Coopers & Lybrand L.L.P.

24.1 Power of Attorney (included on the signature page to this Registration Statement).


ITEM 17.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) to include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                           (iii)to include any material information with respect
                  to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic report filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
           (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Norcross, State of Georgia, on January 14, 1998.



                                            HAYES CORPORATION




                                            By:   /s/ Dennis C. Hayes
                                                  ---------------------
                                                   Dennis C. Hayes
                                                   Chairman



                                POWER OF ATTORNEY


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis C. Hayes and Ronald A. Howard, or either of them, each with the power of substitution, his or her attorney-in-fact, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his or her substitute, may do or choose to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


     Signature                              Title                                                Date
     ---------                              -----                                                ----

 /s/ Dennis C. Hayes                      Chairman                                           January 14, 1998
------------------------------------
Dennis C. Hayes

 /s/ Ronald A. Howard                     Chief Executive Officer                            January 14, 1998
------------------------------------     (Principal Executive Officer) and
Ronald A. Howard                          Vice Chairman


 /s/ James Jones                          Principal Financial Officer                        January 14, 1998
------------------------------------
James Jones

 /s/ P.K. Chan                            President, Chief Operating                         January 14, 1998
------------------------------------      Officer and Director
P.K. Chan

                                          Director                                           January   , 1998
------------------------------------
Barbara Perrier Dreyer

 /s/ Chiang Lam                           Director                                           January 14, 1998
------------------------------------
Chiang Lam

 /s/ S.P. Quek                            Director                                           January 14, 1998
------------------------------------
S.P. Quek

 /s/ M.C. Tam                             Director                                           January 14, 1998
------------------------------------
M.C. Tam